Exhibit 99.1

First Quarter 2015 – Earnings Release

FOR IMMEDIATE RELEASE

From:	Nicole Williams
Uwharrie Capital Corp
704-991-1276

Date:	April 28, 2015

Albemarle - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $515.1 million at March 31, 2015, versus $518.5 million at December 31, 2014. Net income for the three-month period ended March 31, 2015, was $637 thousand versus $537 thousand for the same period in 2014, a 19% improvement. For the three months, ended March 31, 2015, net income available to common shareholders was $491 thousand or $0.07 per share compared to $391 thousand or $0.05 per share for March 31, 2014, a 26% improvement. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Strategic Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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